EXHIBIT 4.2

                         FORM OF STOCK AWARD TAX NOTICE


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         TAX ISSUES RELATED TO EXERCISE OF STOCK OPTIONS


         This   memorandum   reviews  the  tax  effects  upon  the  exercise  of
"Non-Incentive Stock Options" ("NSOs").

         Upon the exercise of an NSO, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be taxed to the optionee as ordinary income. The Company will be entitled to a deduction in the same amount, provided it makes all required withholdings on the compensation element of the exercise. In general, the optionee's tax basis in the shares acquired by exercising an NSO is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the optionee will realize capital gain or loss (long-term or short-term, depending on whether the shares were held for more than 12 months before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

         Special rules apply if an optionee pays the exercise price upon exercise of NSOs with previously acquired shares of stock. Such a transaction is treated as a tax-free exchange of the old shares for the same number of new shares. To that extent, the optionee's basis in the new shares is the same as his or her basis in the old shares, i.e., there is a carryover of basis, and the capital gain holding period runs without interruption from the date when the old shares were acquired. The value of any new shares received by the optionee in excess of the number of old shares surrendered less any cash the optionee pays for the new shares will be taxed as ordinary income. The optionee's basis in the additional shares is equal to the fair market value of such shares on the date the shares were transferred, and the capital gain holding period commences on the same date. The effect of these rules is to defer the date when any gain in the old shares that are used to buy new shares must be recognized for tax purposes. Stated differently, these rules allow an optionee to finance the exercise of an NSO by using shares of stock that he or she already owns, without paying current tax on any unrealized appreciation in the value of all or a portion of those old shares.